UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

						Commission File Number 0-21456

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
(Exact Name of registrant as specified in its charter)

488 Main Avenue, Norwalk, Connecticut 06851
(203) 849-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)

             Common Stock, $.01 par value
(Title of each class of securities covered by this Form)

                     None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) 	?		Rule 12h-3(b)(1)(i)	?
Rule 12g-4(a)(1)(ii)	?		Rule 12h-3(b)(1)(ii)	?
Rule 12g-4(a)(2)(i)	?		Rule 12h-3(b)(2)(i)	?
Rule 12g-4(a)(2)(ii)	?		Rule 12h-3(b)(2)(ii) 	?
							Rule 15d-6			?

	Approximate number of holders of record as of the
certification or notice date: 	none
                                   ----
	Pursuant to the requirements of the Securities Act of 1934 Electronic Retailing Systems International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   December 31, 2001		By: s/Michael Persky
							   --------------------
						Michael Persky
						President
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